Exhibit 99.(c)(9)

Discussion Materials December 12, 2006

Executive Summary Industry at an Inflection Point Fair Share of Market Opportunity Generates Revenue In Excess of Management Plan Very modest market share projections for Neptune imply revenues that far exceed those in the Management Plan, for example: Management Plan assumes Neptune’s media measurement market share in the U.S. drops from 70% in 2006 to ~13% in 2010 Management Plan assumes Neptune’s media research market share in the U.S. reaches only ~0.9% by 2010 Internet advertising growth rate is projected to exceed all other media over the next 5 years Drawing significant ad dollars away from more traditional media – including television Expected to surpass radio by 2009 Explosive growth of online video is a growing threat to TV advertising and Venus’s core business Management Plan Achievable Management Plan assumes modest product penetration Requires reasonable annual new client acquisitions for each product Current market position creates clear competitive advantage across all products and geographies Intrinsic Value Well in Excess of Current Offer Discounted Cash Flow analysis is the most relevant methodology given Neptune’s growth stage DCF analysis demonstrates intrinsic value far in excess of $16 offer price Assumes midpoint WACC of 11.5% Assumes midpoint terminal EBITDA multiple of 16x 1

Executive Summary (cont’d) Public Comparables Suggests Significantly More Value then Current Offer Venus offer over emphasizes trading multiples of companies which are only marginally comparable to Neptune Growth adjusted multiples analysis implies a higher per share value for Neptune shares than the current offer Neptune’s rapid growth implies ~46x 2007E EBITDA multiple Patent Portfolio Highly Valuable Offer price does not fairly value the patent portfolio opportunity Current corporate infringers have deep pockets and significant revenues Precedent settlements provide confidence in future success Have yet to focus on largest scale infringers Similar settlement values imply significant revenue and profit upside Offer Premium Too Low Offer price represents a low premium compared to precedent minority buy-ins and other relevant transactions Average 32% premium in minority squeeze out transactions since 2001 Analysis shows higher, not lower, premiums paid for targets with significant net cash balances Includes all cash transactions with acquired equity value greater than $100 million and less than $2 billion since 2001 Cost Synergies Worth More Than $4.00 Per Share Venus offer disregards potential cost synergies expected to result from the transaction, including: Elimination of public company expenses Elimination of certain other duplicative operating expenses 2

Executive Summary (cont’d) Strategic Benefits Invaluable to Venus To date, strategic benefits between Venus and Neptune have gone unrealized Venus offer does not reflect potential revenue synergies that are easily achievable Neptune is becoming increasingly important to Venus as Internet usage continues to grow and advertisers / media companies are demanding holistic rating solutions Increase in Internet TV offerings and usage will continue to capture audience share from traditional media Small performance “misses” could have a dramatic impact on both NMR and AC Nielsen A combination of Venus and Neptune greatly enhances future investment thesis for potential new shareholders Long-term, sizable shareholders see value well in excess of the $16 offer Shareholders have articulated they would prefer to maintain their ownership unless the offer reflects true value Top three shareholders own ~18% of Neptune and represent ~45% of minority Sizable Shareholders Believe in Neptune’s Prospects 3

U.S. Online Advertising Market Overview 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006E $907 $1,920 $4,621 $8,087 $7,134 $6,010 $7,267 $9,626 $12,542 Source: PWC/IAB Internet Advertising Revenue Report (www.lab.net). Internet surpassed cinema in 1997, outdoor in 2006 and is projected to surpass radio by 2009 “Zenith predicts that Internet ad spend will grow 28% in 2007, while the rest of the market grows 4%...The rise of the Internet has been dramatic. It has taken only 11 years to overtake two long-established media: Cinema (in 1997) and Outdoor (this year), and by 2009 it will be larger than Radio” $16,133 Annual Internet Ad Revenue ($mm) 4 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 $4,500 Quarterly Internet Ad Revenue ($mm)

Source: IAM Internet Ad Revenue Report; Kagan Media Research. U.S. Internet Advertising U.S. TV Broadcasting U.S. Cable Networks 39% CAGR 2% CAGR 38% CAGR 12% CAGR NMR generates approximately $850 mm measuring traditional video, 1.2% of total ad spend in broadcast & cable Neptune expected to generate $79 million in the U.S. five years from now measuring the fastest growing media offering, 0.3% of total Internet ad spend Industry At an Inflection Point Year 1 Year 11 1949 1959 2005 Year 1 Year 11 1980 1990 2005 Year 1 Year 11 1995 2005 2011E 72% CAGR 13% CAGR Year 17 5 $147 $3,654 $20,836 $1 $10 $100 $1,000 $10,000 $100,000 ($ in millions) $358 $9,766 $21,531 $1 $10 $100 $1,000 $10,000 $100,000 ($ in millions) $55 $12,542 $25,548 $1 $10 $100 $1,000 $10,000 $100,000 ($ in millions)

Video Consumption is Changing

Internet video consumption is becoming a standard part of the TV viewing experience

U.S. Internet User Survey [1]

- Users who say they will spend less time with traditional media due to time spent online



35%
30%
25%
20%
15%
10%
5%
0%
19%
30%
30%
33%
Radio
Magazines
Newspapers
Television

U.S. Internet User Survey [2]

- Increase or decrease of online video consumption among U.S. online video watchers compared to a year ago, July – August 2006



Not Sure 1%
Less 15%
About the Same 52%
More 32%

Advertiser Attitudes

U.S. national advertisers attitudes towards changes in television advertising, 2006 [3]	
97%	Agree TV industry will need new audience metrics, other than reach and frequency, to report commercial ratings, not just program ratings to effectively measure TV advertising
80%	Will spend more of their advertising budget on Web advertising
78%	Feel that traditional television advertising has become less effective in the past two years
55%	Report top executives are closely watching changes in TV advertising

Online Video Statistics

- 54% of Americans surveyed have used the Internet to watch or download a video clip [4]
- More than 106 million people in the US streamed or downloaded video during the month of July 2006 [5]
  - ~7.2 billion total video streams for an average of 67 streams per streamer
- In May 2006, each streamer viewed slightly less than 100 minutes of video content per month, up from 85 minutes in October 2005
- Highly coveted 25-34 age group have the highest video consumption at 140 minutes per month

1. Arbitron/Edison Media Research, May 2006
2. AP and AOL with Ipsos Public Affairs, Sept 2006
3. Association of National Advertisers, Forrester Research, March 2006
4. USA Today, "Results of AP-AOL Poll About Online Video," Sept 2006
5. Adweek, "Web Video a 'Hot' Segment," Sept 2006

LEHMAN BROTHERS 6

Video Consumption is Changing (cont’d) Source: Arbitron/Edison Media Research, May 2006 Source: American Association of Advertising Agencies, December 2005. Source: Nielsen Media Research, Jan. 2006, Veronis, Suhler Stevenson, Sept. 2006, eMarketer, Oct. 2006. Source: eMarketer, October 2006, and Veronis, Suhler Stevenson, Sept. 2006. U.S. Internet User Survey (1) U.S. Internet User Survey (2) Form of New Media that will show the greatest growth in 2006 according to U.S. advertisers, December 2005 U.S. consumers who would eliminate TV and keep the Internet if they could use only one for the rest of their lives, Jan 2001 versus Jan 2006 Online Video Statistics (3) Growth in average annual U.S. advertising spending per Internet user or audience member for Online Video, Total Internet and Television U.S. Internet Video Ad Revenue (4) 63% CAGR ($ in millions) Online video is expected to grow faster than any other form of Internet advertising, including search, reaching $2.9 billion by 2010 7 26% 40% 0% 10% 20% 30% 40% 50% 2001 2006 $2,900 $410 $0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 2006 2010 62% 78% 84% 64% 51% 26% 23% 8% 15% 12% 0% 9% 1% 8% 1% 0% 20% 40% 60% 80% 100% 2005 2006 2007 2008 2009 Online Video Total Internet TV 50% 30% 20% 0% 10% 20% 30% 40% 50% 60% Internet Video Podcasting Blogs

Online Video Streaming is Exploding Video Streams Source: Wall Street Journal (10/07/06). 8 0 5 10 15 20 25 30 35 Jan 2006 Feb 2006 Mar 2006 Apr 2006 May 2006 Jun 2006 Jul 2006 Aug 2006 (In millions) You Tube MySpace Videos Google Video MSN Video Yahoo Video

iTunes customers are downloading 1.5 million paid files per month Online Video Streaming is Exploding Source: Company websites...9

Quarterly Shipments Cumulative Shipments Building Scale in New Mediums is Vital Source: Wall Street Research. Installed base of Ipods estimated to reach 100 million by the middle of 2007 10 0 2 4 6 8 10 12 14 16 12/03 3/04 6/04 9/04 12/04 3/05 6/05 9/05 12/05 3/06 6/06 9/06 12/06 3/07 6/07 9/07 12/07 (in millions) 0 20 40 60 80 100 120 140 (in millions) Cumulative Shipments Quarterly Shipments

Management Plan projections for NetView and MegaPanel are conservative given market projections Top Down Approach to Revenue U.S. Audience Measurement(1) U.S. 2010 Online Market Research(2) Kagan Media Research, excluding search. ESOMAR, Global Market Research 2005. $1.1 $4.2 Neptune Market Share 11% CAGR % Online Market 2010 Neptune’s 2010 U.S. NetView revenues in the Management Plan are projected to be $16 million Neptune’s 2010 U.S. MegaPanel revenues in the Management Plan are projected to be $17 million ($ in billions) ($ in billions) $12.6 $8.3 With nominal market shares, Neptune could generate over $150 million in U.S. revenues in 2010 Audience Measurement: Revenue Sensitivity -- 2010 Online Market Research: Revenue Sensitivity -- 2010 $2.0 11 $0 $2 $4 $6 $8 $10 $12 $14 2006 2010 $0 $1 $2 $3 $4 $5 10% 25% 50% % Online Conversion 0.50% 0.75% 1.00% 1.25% 1.50% 50% $32 $47 $63 $79 $95 75% $47 $71 $95 $118 $142 100% $63 $95 $126 $158 $189 % Measurement Market 1.00% 2.00% 3.00% 4.00% 5.00% 10% $8 $17 $25 $33 $42 25% $21 $42 $62 $83 $104 50% $42 $83 $125 $166 $208 Neptune Market Share

51% 64% Venus $16 Offer Price (including cash) Venus $16 Offer Price (excluding cash) Source: SDC and company filings. 1. Includes all completed and pending domestic transactions since 2001 with all-cash consideration where acquirer owned greater than 50% or had voting control of target before the transaction. Acquired equity value > $100 mm. 2. Includes all completed domestic transactions since 2001 involving all-cash consideration where acquired equity value > $100 mm and < $2 billion and greater than 50% acquired. Neptune’s net cash represents 31% of transaction value at offer price. Cash Transactions Market Premium Too Low Targets with net cash have historically received higher premiums Adjusted premiums excluding Cash Targets with Net Cash Total Transactions 20 50 16 Premium Paid (30 Day Average) 95 (1) (2) (2) (2) Premium offered by Venus is significantly below precedent transactions and does not value Neptune’s significant cash position (31% of transaction value) Analysis indicates premiums for targets with net cash are 11% higher or 23% higher on an enterprise value basis 12% premium for targets where cash comprises 20% of transaction value 12 28% 40% 32% 39% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% 55% 60% 65% Minority Squeeze-Outs Targets with Net Debt All Transactions Net Cash > 20% of Trans. Value Mean

Growth Adjusted Multiples 2006E – 2008E EBITDA CAGRs 2007E EBITDA Multiples Neptune: 87% (2) (2) 1. Based on 46x 2008 EBITDA discounted back at 11.5%. 2. 2006-2007 EBITDA CAGRs. Comparable company analysis suggests value in excess of $26 per share (1) Neptune 2007E Growth Adjusted: 46.3x 13 140% 71% 47% 25% 21% 15% 16% -2% 63% -25% 0% 25% 50% 75% 100% 125% 150% Omniture Unica WebsideStory 24/7 Real Media aQuantive ValueClick Data Monitor Greenfield Online Arbitron 37.8x 13.5x 13.7x 15.0x 12.8x 13.3x 19.8x 12.4x 15.6x 0x 10x 20x 30x 40x 50x Omniture Unica WebsideStory 24/7 Real Media aQuantive ValueClick Data Monitor Greenfield Online Arbitron

Internet Trading Comps Comparable Company Analysis Operating Statistics Source: Public company filings and Wall Street Research. 1. EBITDA multiples are pre-stock based compensation and therefore may reflect a lower multiple than if stock based compensation had been considered an expense in the calculation of EBITDA. 2. Yahoo! Japan stake valued at a 30% discount to current market value. Leading Internet companies should set the floor for exit multiples 14 ($ in millions, except per share data) Fully-Distributed Valuation Multiples EV / Revenue EV / EBITDA (1) 2007E 2007E Amazon.com $38.69 $16,629 $16,804 1.3x 17.7x eBay 31.90 45,437 42,132 5.9x 15.4x Google 483.93 152,807 141,379 13.3x 20.7x Yahoo! (2) 26.49 38,075 27,292 5.0x 12.2x CNET 9.61 1,479 1,315 3.5x 14.3x Monster 44.99 5,775 5,227 3.8x 14.1x Mean 5.5x 15.7x Median 4.4x 14.9x Stock Price 12/11/06 Equity Market Value Enterprise Value Rev CAGR EBITDA EBITDA Margin Company '06-'09 CAGR '06-'09 2007E Amazon.com 16.8% 23.0% 7.5% eBay 20.2% 23.7% 38.4% Google 38.1% 40.3% 64.1% Yahoo! 17.0% 18.7% 41.4% CNET 12.0% 21.1% 24.2% Monster 18.7% 26.7% 27.3% Mean 20% 26% 34% Median 18% 23% 33%

Intrinsic Value Well in Excess of Current Offer Enterprise Value Price per Share Per share values exclude value of patents, NOLs and synergies 15 Terminal Value Multiple 15.0x 16.0x 17.0x 10.0% $685 $726 $767 11.5% $641 $679 $718 13.0% $600 $636 $673 WACC Terminal Value Multiple 15.0x 16.0x 17.0x 10.0% $21.32 $22.29 $23.26 11.5% $20.29 $21.20 $22.11 13.0% $19.35 $20.19 $21.04 WACC

NOLs Provide $1.00 of Additional Value NOL Valuation (Venus Perspective) Neptune’s NOLs would not be subject to a section 382 limitation as Venus has been a 50%+ shareholder in Neptune for over 5 years Assuming Venus generated at least $113 mm of pre-tax income ($82 mm in the U.S. and $32 mm in Australia) it would be able to use all of Neptune’s NOLs immediately 1. Source: Wall Street Research. Venus Projected Financials (1) Venus likely has sufficient taxable income in the U.S. and Australia to utilize Neptune’s NOLs within 1-2 years Potential Venus Usage of Neptune’s NOLs Value per Share of Neptune’s U.S. NOLs Value per Share of Neptune’s Australian NOLs 16 U.S. NOL Usage in Years $0.74 1 Year 2 Year 3 Year 10.0% $0.76 $0.73 $0.69 11.5% $0.75 $0.71 $0.68 13.0% $0.70 $0.66 WACC (€ in millions) 2007E 2008E 2009E Venus Revenue € 3,871 € 4,026 € 4,153 % Growth 5% 4% 3% Venus EBITDA 805 878 928 % Margin 21% 22% 22% AUS NOL Usage in Years $0.22 1 Year 2 Year 3 Year 10.0% $0.23 $0.22 $0.21 11.5% $0.22 $0.21 $0.20 13.0% $0.21 $0.20 WACC

Value of Cost Synergies Not Reflected in Venus's Offer

Venus stands to benefit from significant synergies if its offer is successful

Revenue Synergies

- Elimination of existing non-compete
- Significant revenue opportunity from a combined TV / Internet ratings product
- Leverage Venus' existing infrastructure and resources to expand into new markets including India and S. Korea
- Increase penetration of Neptune products and services by leveraging existing client base
- More successful execution of current joint products (i.e. Homescan) through better education and combination of sales forces

Cost Synergies (Neptune Management Estimates)

Potential Annual Synergies

($ in millions)

Public Company Synergies	
Public Company Personnel	$2.1
Integrated Audit Fees	1.2
Internal Control Documenting and Testing	0.4
Legal and Securities Counsel Fees	0.3
Other	0.7
Total Public Company Synergies	**$4.7**
Tax-effected Synergies	**$3.0**
Non-Public Company Synergies	
Sales and Marketing	$3.3
Panel Synergies (RDD)	3.1
Research and Development	1.7
General and Administrative	1.7
Other	2.4
Total Non-Public Company Synergies	**$12.1**
Tax-effected Synergies	**$7.8**

Cost Synergies Alone Valued at ~$155 mm or $4.10 / Share

LEHMAN BROTHERS

17

The Patent Opportunity Representative examples show numerous targets with significant revenues 18 “Bucket 1” “Bucket 2” Web Analytics Ad Intelligence & Services Company Settlement / Revenue $10 mm over 2 years + $4 mm IPO kicker - $1.5 mm + additional $1 mm in the event of a change of control $1 mm + additional $1 mm if revenue milestones achieved 4 - 6% Royalty - Very minimal thus far ~$307 mm 2006E Revenue ~$69 mm 2006E Revenue NA “Bucket 3” “Bucket 4” Ad Networks Large Internet Players Company Revenue ~$529 mm 2006E Revenue ~$428 mm 2006E Revenue ~$199 mm 2006E Revenue NA “Bucket 2” “Bucket 3” Ad Intelligence & Services Ad Networks Company Revenue ~$33 mm 2005 Revenue NA NA NA

Big Promises Have Gone Unrealized From Neptune’s December 1998 IPO road show Superior sampling methodology Leveraging Nielsen brand equity International presence TV/Internet convergence 19

Strategic Benefits of Neptune to Venus

At Venus management's own admissions, an online solution is a must

Internet is Changing the Advertising Landscape

- "As digital distribution of television transforms the way our clients do business, **(clients) told us clearly that we should follow the video and deliver integrated measurement of all television-like content regardless of platform**" – *Susan D. Whiting, President and CEO of NMR (6/14/06)*
- "The **importance of the Internet as an advertising vehicle continues to grow and expand with new streaming offerings**" – *Paul Donato, Chief Research Officer, NMR (11/1/06)*
- "Technological and economical barriers that have traditionally divided the media **are starting to come down**, and nowhere is this more evident than in the relationship between television and the Internet." – *NMR Press Release (6/14/06)*

Market is Demanding More Integrated Solutions

- "The distribution (NBC) knew and understood is changing…**we're going to battle to figure out how to blend the opportunities via the Internet with what we do so well in the TV world. (NBC) wants us to help them with all of the new outlets**" – *Dave Calhoun (10/31/06)*
- "Nielsen's willingness to take concrete and ongoing steps to ensure that its measurement systems accurately count all viewers was critical to achieving this deal." – *Gary Ginsberg, EVP of Corporate Affairs, News Corp. (10/25/06)*
- "In an era of digital television and multiple delivery platforms, **we believe it makes sense for our clients to take an integrated approach for audience measurement.**" – *Dave Thomas, SVP of Strategy, NMR (10/25/06)*
- "As more and more streaming video content, including traditional television programming, becomes available online, content providers need to measure this viewing and understand how it complements their traditional television programming." – *NMR Press Release (6/14/05)*
- **"It's not seamless and they're begging us to make it seamless because they think we can be faster, more responsive and ultimately help them win."** – *Dave Calhoun (10/31/06)*

Seamless Opportunity for Venus

- "The amount of entropy that we exert in this company, dealing with one another. **Intra-company transactions that prevent raw data getting to a customer as fast as it should.** Negotiations that go on before we even consider whether we can satisfy a customer's needs…**I don't even want to restructure it (intra-company stuff), or transform it. I want to eliminate it.**" - *Dave Calhoun (10/31/06)*

LEHMAN BROTHERS

20

Potential Venus EBITDA Loss Potential Venus Outcomes Venus faces significant valuation erosion if they miss digital by a small margin Source: Wall Street and Lehman estimates. Assumes ~16 mm shares. 21 ($ in millions) Potential Loss of Business Metric 2.0% 4.0% 6.0% 8.0% 10.0% 2006E Revenue - NMR $850 $17 $34 $51 $68 $85 2006E Revenue - ACNielsen 1,750 35 70 105 140 175 2006E EBITDA Margin - NMR 40.0% 7 14 20 27 34 2006E EBITDA Margin - ACNielsen 15.0% 5 11 16 21 26 Potential EBITDA Loss $12 $24 $36 $48 $60 Value Impact @Venus Acquisition Multiple of 12.0x $145 $289 $434 $578 $723 Incremental Cost per Non-Venus Owned Neptune Share (1) $8.83 $17.66 $26.49 $35.32 $44.15